Exhibit 1.1


                                SUMMARIZED TEXT

                        BY-LAWS OF TELEX - CHILE S.A.1


SECTION ONE.-      NAME,  DOMICILE,  DURATION  AND OBJECT.

ARTICLE ONE : A limited liability company is formed under the name of "TELEX-CHILE S.A.".

ARTICLE TWO : the company's domicile will be the city and municipality of Santiago, regardless of the fact that the company may establish itself in other cities in the country and abroad.

ARTICLE THREE : The company will have an indefinite duration.

ARTICLE FOUR : The company 's object will be that of rendering all kinds of services and undertaking any type of business in the area of telecommunications, either on its own or through third parties and the purchase and sale and, in general, the acquisition and assignment of shares, bonds, debentures, commercial bills and any type of loan securities or investments. 2

                      SECTION TWO.- CAPITAL AND SHARES.-

ARTICLE FIVE : Corporate capital amounts to the sum of 361,782,050,877 pesos.- (three hundred and sixty one thousand seven hundred and eighty two million fifty thousand eight hundred and seventy seven pesos), split up into 14,876,278,990.- (fourteen thousand

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1 The summarized text of the corporate by-laws was fixed at the Extraordinary
Meeting of Shareholders held on August 10 1992, whose minutes were drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash. Any subsequent by-law amendments were mentioned in notes at the foot of the corresponding articles. This text includes all of the amendments made up to April 2002, the last one of them being that in public deed dated March 25 2002, granted in the Notary Public of Santiago of Rene Benavente Cash.

2 Amended as appearing in the text according to a by-law reform agreed at the Extraordinary Meeting of Shareholders held on July 9 1999, drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash.

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eight hundred and seventy six million two hundred and seventy eight thousand nine hundred and ninety) registered shares all of the same value and without any nominative value, of which 7,586,902,285.- (seven thousand five hundred and eighty six million nine hundred and two thousand two hundred and eighty five) shares belong to Series A and 7,289,376,705.- (seven thousand two hundred and eighty nine million three hundred and seventy six thousand seven hundred and five) shares belong to Series B. The shares belonging to Series A enjoy the consistent preference of being able to elect 5 out of the total of 9 directors that sit on the company's board, pursuant to article seven of these by-laws. In counterbalance, the shares of this series have unlimited rights to the distribution of the company's profits as established in article thirty two of these by-laws. The shares of Series B will elect 4 out of the total of 9 directors of the company and enjoy the consistent preference of the right to the remainder of the profits available as a result of the restraint affecting the shares of Series A, in accordance with the aforesaid article thirty two of these by-laws. The series of shares and their respective preferences will last until they expire on July 9 2002. 3

ARTICLE SIX : As regards the titles to the shares themselves, their issue, payment, delivery, replacement, loss, theft, robbery, disability, exchange and any other pertinent operations as well as in relation to the Shareholders' Register, the transfer, transmission, establishment of real rights, prohibition and any other acts or contracts referring to the shares and their effects, the legal and regulatory rules will be observed.


                       SECTION THREE.- ADMINISTRATION.-

ARTICLE SEVEN : The company will be administered by a board of directors consisting of 9 members elected by the shareholders. The holders of Series A shares will be able to elect 5 of the members of the board and the holders of Series B shares will be able to elect the 4 remaining members, whatever the number may be of the

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3 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on January 30 2002, drafted into a public deed on January 31 2002 in the Notary Public of Santiago of Rene Benavente Cash.

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shares of each one of the series present and represented at the meetings at which the elections are made. A director of the company does not have to be a shareholder.4

ARTICLE EIGHT : The Board will sit for a period of three years, at the end of which all of its members will cease in their functions, regardless of the fact that the Shareholders may reelect one or more of them indefinitely.

ARTICLE NINE : A director's duties will be exercised collectively when they have been legally established. Board meetings may be held with the presence of a minimum of 5 of its members and any agreements will be adopted by an absolute majority of the directors attending with voting rights. There will not be any casting vote. 4

ARTICLE TEN : The Board will meet normally at least once a month.

ARTICLE ELEVEN : The Directors will cease in their jobs for any legal reasons.

ARTICLE TWELVE : Any Director who no longer acts as such will be replaced by whomsoever the Board appoints.

ARTICLE THIRTEEN : All Directors will be remunerated annually as fixed by the Annual General Meeting of Shareholders.

ARTICLE FOURTEEN : At the first meeting that is held of the Board after it has been elected, a Chairman and a Vice-Chairman will be appointed from among its members, who will also act as such during the General Shareholders' Meetings as well as being the Company Chairman and Vice-Chairman respectively. In the Chairman's absence, the Vice-Chairman will take his place. The General Manager or whosoever is appointed to do so, will act as Secretary to the Board.

ARTICLE FIFTEEN : The Board will represent the company in and out of court so that it might fulfill its corporate objective and it will have the widest possible powers as well

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4 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on July 9 1999, drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash.

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as those of administration and disposal, except those that the Law or these by-laws mention as being the exclusive function of the Shareholders. The Board may delegate part of its powers in the managers, assistant-managers or the company's legal counsel, in a Director or in a commission of Directors and, for specially determined cases, in anybody else.

ARTICLE SIXTEEN : All deliberations and agreements reached by the Board will be consigned to a Book of Minutes that will be kept with all of the formalities established in Law eighteen thousand and forty six and its rules.

                          SECTION FOUR.- MANAGEMENT.-

ARTICLE SEVENTEEN : The Company will have a General Manager and whatever number of managers the Board determines. All of them will be appointed by the Board which will also fix their attributions and duties, being able to substitute them at will.

ARTICLE EIGHTEEN : The General Manager will be in charge of : a) studying whatever business is necessary for the company, seeing them through and bringing them to fruition in accordance with the Board's instructions and agreements; b) act as Secretary to the Board at Shareholders' Meetings and keep the books corresponding to the minutes of all sessions; c) manage all of the company's branches and uphold all of the company's rights in whatever business it might engage with outsiders with which it might be dealing; d) legally represent the Company, in accordance with the terms of the Law; e) represent the Company out of court in whatever non-judicial matters and contracts are needed to be entered into, in accordance with whatever mandate is granted by the Board; f) appoint and remove the Company's personnel and fix their remuneration, whenever the Board confers upon him such powers, regardless of the same attributions being exercised by the Board; g) supervise all of the conduct of employees belonging to the Company, inspect all businesses inside and outside the registered address, correct any faults he might find in their functions and propose to the Board whatever measures of major importance the case might need; h) generally speaking, administer corporate business in accordance with the rules handed down by the board and comply with whatever agreements the latter might adopt.

               SECTION FIVE.- SUPERVISING THE ADMINISTRATION.-


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ARTICLE NINETEEN : The Annual General Meeting of Shareholders shall annually appoint independent external auditors chosen from among those listed in the pertinent Register that is kept by the Regulatory Body for Securities and Insurance, whose duty it will be to examine the accounts, inventory, balance sheet and other financial statements, being obliged to report at the next General Meeting on how it has conducted its mandate, during which it will be able to speak but without a vote.

ARTICLE TWENTY : The external auditors shall comply with all requirements, obligations, duties and other attributions that are mentioned in the Regulations of Law Eighteen thousand and forty six.

                    SECTION SIX.- SHAREHOLDERS' MEETINGS.-

ARTICLE TWENTY ONE : The shareholders will meet at the Annual General or at Extraordinary Meetings. Either will be summoned by the Board and the summons will be undertaken in the manner and conditions established in the regulations found in Law Eighteen thousand and forty six.-

ARTICLE TWENTY TWO : All of the those Meetings that are attended by all of the shares with voting rights will be considered as valid, even when the formalities required by the summons have not been complied with.

ARTICLE TWENTY THREE : All Annual Meetings of Shareholders will be summoned by the Board and will take place once a year within the first four months after the closure of the corresponding balance sheets and their object will be to deal with the matters mentioned in article fifty six of Law Eighteen thousand and forty six.

ARTICLE TWENTY FOUR : All Meetings of Shareholders will take place whenever, in the opinion of the Board, the company's interests are at stake and they will be devoted to dealing with the matters mentioned in article fifty six of Law Eighteen thousand and forty six.

ARTICLE TWENTY FIVE : in any event, the Board shall summon an Annual or an Extraordinary Meeting of Shareholders, whichever the case may be, whenever asked to


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do so by shareholders representing at least ten per cent of the shares issued with voting rights, mentioning in their request the matters to be dealt with at the Meeting, or if it is required by the Regulatory Body for Securities and Insurance whilst going about its lawful duties and regardless of the its powers to summon them directly.

ARTICLE TWENTY SIX : Except for cases in which the Law or these by-laws establish greater majorities, the Annual and the Extraordinary Meetings of Shareholders will sit in the first instance with an absolute majority of shares with voting rights issued and, in the second instance, with as many as are present or represented, whatever their number might be. All resolutions will be adopted by an absolute majority of votes to which the shares present or represented are entitled.

ARTICLE TWENTY SEVEN : Notwithstanding what is set forth in the previous article, the favorable vote of an absolute majority of all shares issued with voting rights will be necessary to adopt resolutions at Extraordinary Meeting of Shareholders that mean reforming the by-laws and the favorable vote of two thirds of all shares issued with voting rights will be needed for adopting resolutions relating to the following matters : The transformation of the company, its division or merger with another company; its premature dissolution or any amendment to its duration; any changes in its registered address; any reduction in capital; the approval of contributions and an estimate of property not consisting of money; any amendment to the powers reserved for a shareholders' meeting or regarding any restraints to the Board's attributions or a reduction in the number of its members; any assignment of the company's assets and liabilities and the manner in which corporate profits are to be distributed. The creation of new preferences or the amendment or suppression of existing ones shall be approved with the positive vote of two thirds of all shares of whatever series are involved.5

ARTICLE TWENTY EIGHT : Only those owners of shares listed in the share register five days prior to the corresponding meeting that will take place may take part in it with a right to vote and to speak. Each share listed in the manner mentioned will give its owner the right to one vote. When electing the Board, each shareholder will have one vote per

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5 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on July 9 1999, drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash.

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share of whatever series he/she owns or represents, being able to accumulate their votes in favor of one sole person or distribute them in whatever way they might deem. Those directors will be elected who, at the same vote, obtain the highest majority of the corresponding series of shares, until such time as the number of posts vacant corresponding to that series have been elected.6

ARTICLE TWENTY NINE : The shareholders may be represented at the Meetings by anybody else, even by someone who is not a shareholder. The mandate shall be granted in writing in accordance with the text set forth by the Regulations of Law Eighteen thousand and forty six and it shall be conferred for all of the shares owned by the principal and with which he/she is entitled to vote in accordance with the preceding article.

ARTICLE THIRTY : All deliberations and agreements reached during the Shareholders' Meetings will be left on record in a book of minutes that will be kept with all of the formalities called for and established in Law eighteen thousand and forty six and its regulations.

             SECTION SEVEN.- BALANCE SHEETS, ANNUAL REPORT AND
          THE DISTRIBUTION OF PROFITS

ARTICLE THIRTY ONE : the Company will prepare a General Balance Sheet of its operations as of December thirty one of each year which, together with a reasoned annual report regarding the company's situation during the previous year and the report submitted by the external auditors, will be submitted for the consideration of the Annual General Meeting of Shareholders.

ARTICLE THIRTY TWO : Unless any other unanimous agreement is adopted at the corresponding meeting, the company will distribute annually as a dividend in money to its shareholders at least 30% of all profits from each year. Of the profits that shareholders agree to distribute, 25.5% will be distributed among the owners of Series

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6 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on July 9 1999, drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash.

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A shares and the remaining 74.5% will be distributed among the owners of
Series B shares, in the same proportion of shares that each shareholder owns of the respective series.7

ARTICLE THIRTY THREE : All dividends will be paid exclusively from the net profits for the year or from those withheld, coming from the balance sheets approved by the shareholders. Notwithstanding the foregoing, the Board may distribute provisional dividends during the year that will be debited to the profits themselves, provided always that there were no accumulated losses. Any provisional dividends will be distributed in the same proportions mentioned in the preceding article.7

                 SECTION EIGHT.- DISSOLUTION AND WINDING UP.

ARTICLE THIRTY FOUR : The company will be dissolved for any causes mentioned in Law eighteen thousand and forty six.

ARTICLE THIRTY FIVE : Once the company has been dissolved, it will be wound up by a Receivership Commission consisting of three members selected by the Shareholders. The receivers will spend three years on the job and may be reelected once only.

ARTICLE THIRTY SIX : The Receivership Commission will act together with two members and may only undertake those acts and enter into those contracts that that are directly related to the winding up of the company, regardless of the possibility of them being able to undertake occasional or provisional operations concerning the business, so as to obtain the best performance from the corporate assets. Despite the judicial representation held by the Chairman, the Receivership Commission, in accordance with the law, will judicially and non-judicially represent the company and will be invested with whatever powers of administration and disposal are provided for by law or which are not established as being the exclusive functions of the Shareholders, without it being

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7 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on July 9 1999, drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash.

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necessary to grant it any special power of attorney, all of which will be in accordance with the terms of and limitations established in article one hundred and fourteen of Law eighteen thousand and forty six.-

ARTICLE THIRTY SEVEN : The articles of this by-law and Law eighteen thousand and forty six referring to Directors will apply to the receivers, insofar as it concerns them.

ARTICLE THIRTY EIGHT : Any doubts and difficulties that arise between the shareholders in their capacity as such or between them and the company or its administrators, be that whilst the company is a going concern or pending it being wound up and such doubts or difficulties are related to this company contract or with these by-laws or they refer to an appraisal of the existence or nonexistence, validity, execution, termination or dissolution or any other matter related directly or indirectly to them, will be resolved by a mediator who will act as a legal mediator regarding the ruling and as a mediator as regards procedure. The mediator will act without any form of tribunal and he will be invested with the widest possible powers and against whose resolutions there will be no appeal whatsoever. He will also be empowered, should there be a disagreement among the parties as to procedure, to fix it with entire freedom, even that concerning the system of notifications, but the primary one shall always be done in accordance with the rules set forth in Section Six of Book One of the Civil Proceedings Code. The mediator will be appointed by the parties in conflict and, lacking an agreement, by any Civil Court in the City of Santiago that is on duty when the appointment is requested of it, in which case the appointment will fall, out of necessity, upon someone who has acted as a lawyer and who has been a member of the Supreme Court for at least two periods. The foregoing is regardless that should a conflict arise, the plaintiff may doubt the appropriateness of the mediator and submit the decision to the lower courts. 8

                     SECTION TEN.- PROVISIONAL ARTICLES.-

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8 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on August 19 1994, drafted into a public deed on that same date in the Notary Public of Santiago of Maria Soledad Torres Fernandez, deputy Notary Public in the Nineteenth Notary Public of Santiago, formerly belonging to Victor Manuel Correa Valenzuela.

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PROVISIONAL ARTICLE ONE : Corporate capital amounts to the sum of
361,782,050,877 pesos.- (three hundred and sixty one thousand seven hundred and eighty two million fifty thousand eight hundred and seventy seven pesos), split up into 14,876,278,990.- (fourteen thousand eight hundred and seventy six million two hundred and seventy eight thousand nine hundred and ninety) registered shares of one same value and without any nominal value, of which 7,586,902,285.- (seven thousand five hundred and eighty six million nine hundred and two thousand two hundred and eighty five) shares belong to Series A and 7,289,376,705.- (seven thousand two hundred and eighty nine million three hundred and seventy six thousand seven hundred and five) shares belong to Series B, that have been subscribed and paid for in the following manner :
a) With the sum of 98,111,714,580 pesos (ninety eight thousand one hundred and eleven million seven hundred and fourteen thousand five hundred and eighty pesos), which corresponds to the capital subscribed and paid into the company as of December 31 2000, including the capitalization of the distribution of the revaluation of own capital, according to the balance sheet for the year ended as of that date and approved by an annual general meeting of shareholders that was held on April 27 2001, split up into 116,242,756 (one hundred and sixteen million two hundred and forty two thousand seven hundred and fifty six) paid up shares of Series A, and 111,684,217 (one hundred and eleven million six hundred and eighty four thousand two hundred and seventeen) paid up shares of Series B, all of which are registered with the same value and without any nominal value and which correspond to the shares resulting from the agreements adopted at the Extraordinary Meeting of Shareholders held on June 9 1999, whose minutes were drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash; b) With the sum of 263,670,336,297 pesos (two hundred and sixty three thousand six hundred and seventy million three hundred and thirty six thousand two hundred and ninety seven), that corresponds to an increase in capital agreed at the Extraordinary Meeting of Shareholders held on January 30 2002, which was paid for simultaneously, on one or more occasions, 7,470,659,529.- (seven thousand four hundred and seventy million six hundred and fifty nine thousand five hundred and twenty nine) paid up shares of Series A and 7,177,692,488 pesos (seven thousand one hundred and seventy seven million six hundred and ninety two thousand four hundred and eighty eight) paid up shares from Series B, in each case proportionally to their present shareholding, one sole value for both series of 18 pesos per share, in order to cover the increase in capital referred to, which will be offered preferentially to the company's shareholders in proportion to the shares they


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already posses. Whatever shares are issued in each series debiting the increase in capital referred to, will be devoted exclusively to being subscribed and paid for by the shareholders and/or assignees of the preferential option, or to be subscribed and paid for by the financial creditors in cash down the moment they are subscribed or by capitalizing the loans prior to issue that such shareholders or financial creditors might have against the Company, in accordance with what is established in numbers 4 and 5 of Section III of the Rules of a General Nature N(degree) 30 issue by the Regulatory Body for Securities and Insurance. The shareholders will be entitled to subscribe and pay for the shares that are issued debiting this increase in capital in the same proportion as the shares they already own and which are listed in the share register on the fifth business day prior to the publication in which they are notified of such option. Those shareholders entitled to subscribe shares or their assignees shall state in writing their intention to do so within a maximum deadline of 30 days from the publication of the preferential option notice. If they do not do so within that deadline, it will be understand they are not interested and waive their right to do so. Any shares not subscribed by the shareholders and/or their assignees using their right to the preferential option, may not be offered by the board to third parties at prices that are lower or with more advantageous conditions than theirs and they shall be placed by the Board at the disposal of the Company's financial creditors or the assignees of their respective loans, whichever the case may be, so as to comply with the capitalization of the loans envisaged in the Company's Preventive Judicial Agreement agreed on December 28 2001 before the Twenty Eighth Civil Court of Santiago. The value of the shares that are subscribed by the financial creditors and/or their assignees, will be understood as their loans having been capitalized, producing the corresponding compensation until such time as all existing loans have been met and they have been duly certified as creditors against the company, granted prior to the issue of these shares. For capitalization purposes, the company's financial creditors will be understood as being those defined as such in the preventive judicial agreement agreed on December 28 2001 before the Twenty Eighth Civil Court of Santiago, meaning : (i) Those financial creditors of Telex-Chile S.A. who were originally such; or (ii) Those financial creditors that acquire the capacity as creditors against Telex-Chile S.A. as a result of the novation due to a change in debtor that the financial creditors of its subsidiary Chilesat S.A. is entitled to. The value of their loans will be determined by the board bearing in mind the stipulations of the preventive judicial agreement. All of the shares with which the increase in capital will be made, must be issued, subscribed and paid for within the maximum deadline that expires


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on May 30 2002. Once this deadline has expired and the aforesaid increase in capital has not been paid up, the company's capital will be reduced to the amount actually paid.9

PROVISIONAL ARTICLE TWO : Once the series of shares and their preference have expired due to the arrival of the deadline, all of the shares into which the corporate capital is split will belong to the one same sole series. The shareholders shall exchange the titles of the corresponding series for new share titles within the deadline that for that purpose is established by the board and notified accordingly to the shareholders.10

PROVISIONAL ARTICLE THREE : Although fully lawful and according to the letter of the law, the merger by absorption of Comunicaciones Chile S.A. and the dissolution of Inversiones Intex because of all of its shares are held by Telex-Chile S.A. means that the latter now becomes the legal successor of both, taking charge of all of their responsibilities and rights, it is hereby declared that Telex-Chile S.A. assumes and become liable for all of the obligations of such companies, specially those of a tax nature, for the purposes established in article 69 paragraph two of the Tax Code.

                                    &&&&&


            LEGAL BACKGROUND INFORMATION CONCERNING TELEX-CHILE :


          1. The company was formed under the corporate name of Telex-Chile Comunicaciones Telegraficas S.A. by public deed dated January 30 1982, granted in the Notary Public of Raul Ivan Perry Pefaur, registering its extract on page 2305 N(degree) 1267 of the Trade Registry of Santiago for the year 1982 and publishing notices of such in the Official Gazette dated February 8 1982.

          2. The corporate by-laws have undergone several amendments, as follows:

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9 Amended as appearing in the text according to a by-law reform agreed at the
Extraordinary Meeting of Shareholders held on January 30 2002, drafted into a public deed on January 31 2002 in the Notary Public of Santiago of Rene Benavente Cash and a by-law reform agreed at the Extraordinary Meeting of Shareholders of held on March 25 2002 and drafted into a public deed on that same date in the aforementioned Notary Public.

10 Amended as appearing in the text according to a by-law reform agreed at the Extraordinary Meeting of Shareholders held on July 9 1999, drafted into a public deed on that same date in the Notary Public of Santiago of Rene Benavente Cash.


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               a)   What is on record in the public deed dated May 23 1989,
                    granted in the Notary Public of Santiago of Alvaro Bianchi Rosas, whose extract was recorded on page 12799 N(degree) 6455 in the Trade Register of Santiago corresponding to the year 1989, also published in the Official Gazette on May 30 1989.

               b) What is on record in the public deed dated April 30 1991, granted in the Notary Public of Santiago of Alvaro Bianchi Rosas, whose extract was recorded on page 15709 N(degree) 7822 in the Trade Register of Santiago corresponding to the year 1991, also published in the Official Gazette on May 18 1991.

               c) What is on record in the public deed dated August 10 1992, granted in the Notary Public of Rene Benavente Cash, whose extract was recorded on page 5921 N(degree) 14356 in the Trade Register of Santiago corresponding to the year 1992, also published in the Official Gazette on August 22 1992.

               d) What is on record in the public deed dated November 30 1992, granted in the Notary Public of Santiago of Rene Benavente Cash, whose extract was recorded on page 35580 N(degree) 22339 in the Trade Register of Santiago corresponding to the year 1992, also published in the Official Gazette on December 19 1992.

               e) What is on record in the public deed dated March 10 1993, granted in the Notary Public of Santiago of Rene Benavente Cash, whose extract was recorded on page 5036 N(degree)4118 in the Trade Register of Santiago corresponding to the year 1993, also published in the Official Gazette on March 12 1993. An amendment of this extract was registered on page 6209 N(degree)5054 in the Register, Registry and Year mentioned and also published in the Official Gazette on March 25 1993.

               f) What is on record in the public deed dated July 27 1993, granted in the Notary Public of Santiago of Alvaro Bianchi Rosas, whose extract was recorded on page 16686 N(degree) 13823 in the Trade Register of Santiago corresponding to the year 1993, also published in the Official Gazette on August 18 1993.

               g) What is on record in the public deed dated April 21 1994, granted in the Notary Public of Santiago of Alvaro Bianchi Rosas, whose extract was recorded on page 8338 N(degree)6884 in the Trade Register of Santiago corresponding to the year 1994, also published in the Official Gazette on May 3 1994. An amendment to that extract was recorded on page 12309 N(degree)10172 in the Register, Registry and Year mentioned, and published in the Official Gazette on June 16 1994.

               h) What is on record in the public deed dated August 19 1994, granted by the Deputy Notary Public in the Nineteenth Notary Public of Santiago of Maria Soledad Torres Fernandez, whose extract was recorded on page 18224 N(degree) 14998 in the Trade Register of Santiago corresponding to the year 1994, also published in the Official Gazette on August 27 1994.

               i) What is on record in the public deed dated October 7 1994, granted in the Notary Public of Santiago of Maria Gloria Acharan Toledo, whose extract was recorded on page 22223 N(degree) 18139 in the Trade Register of Santiago corresponding to the year 1994, also published in the Official Gazette on October 8 1994.

               j) What is on record in the public deed dated September 27 1995, granted in the Notary Public of Santiago of Santiago of Alvaro Bianchi Rosas, whose extract


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

                    was recorded on page 24760 N(degree) 20009 in the Trade Register of Santiago corresponding to the year 1995, also published in the Official Gazette on October 26 1995.

               k) What is on record in the public deed dated July 9 1999, granted in the Notary Public of Santiago of Rene Benavente Cash, whose extract was recorded on page 16242 N(degree) 12926 in the Trade Register of Santiago corresponding to the year 1999, also published in the Official Gazette on July 16 1999. An amendment of this extract was recorded on page 16712 N(degree) 13290 in the Register, Registry and Year mentioned.

               l) What is on record in the public deed dated October 5 2001, granted in the Notary Public of Santiago of Patricio Raby Benavente, whose extract was recorded on page 26199 N(degree) 21314 in the Trade Register of Santiago corresponding to the year 2001, also published in the Official Gazette on October 19 2001.

               m) What is on record in the public deed dated January 31 2002, granted in the Notary Public of Santiago of Rene Benavente Cash, whose extract was recorded on page 3525 N(degree) 2836 in the Trade Register of Santiago corresponding to the year 2002, also published in the Official Gazette on February 4 2002.

               n) What is on record in the public deed dated March 25 2002, granted in the Notary Public of Santiago of Rene Benavente Cash, whose extract was recorded on page 7684 N(degree) 6255 ion the Trade Register of Santiago corresponding to the year 2002, also published in the Official Gazette on March 27 2002.

                                      14


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                   TELEX-CHILE S.A. 2002 BY-LAWS AMENDMENTS

1) On January 30, 2002, at Telex-Chile's Extraordinary Meeting of Shareholders, it was agreed to increase the Company's capital from Ch$98,111,714,580, divided among 227,926,973 shares, of which 116,242,756 shares belonged to Series A and 111,684,217 shares belonged to Series B, to Ch$361,782,050,877 divided among 14,876,278,990 shares, of which
     7.586.902.285 shares will belong to Series A and 7.289.376.705 shares will belong to Series B. It was also agreed that 7,470,659,529 Series A shares and 7,177,692,488 Series B shares were to be issued simultaneously in proportion to the current numbers of each, to cover the increase of capital. Finally, it was agreed that all the shares through which the increase of capital was to be made, must be issued, subscribed, and paid within a 120-day term, commencing December 28, 2001. If at the expiration of the term, the capital has not been increased as agreed, the Company's capital will be reduced to the amount effectively paid.

2) On March 25, 2002, at a new Extraordinary Meeting of Shareholders, it was agreed that the 120-day term for the subscription and payment of the shares should be extended until May 30, 2002.

3) On May 30, 2002, the 120-day term referred to in (2) above lapsed and 4,463,131,538 shares were subscribed and paid at the share price of Ch$18, the price established by the Extraordinary Meeting of Shareholders held on January 30, 2002, for a total price of Ch$80,336,367,696, of which 4,051,796,724 shares belonged to Series A and 411,334,814 shares belonged to Series B.

4) Because of the capital increase, Telex-Chile's new capital is Ch$181,489,545,428, which corresponds to the amount effectively subscribed and paid, divided among 4,691,058,511 shares, of which 4,168,039,480 shares belonged to Series A and 523,019,031 shares belonged to Series B.

5) The capital of Telex-Chile S.A. was divided into two classes of shares, Series A and Series B. This series of shares and their respective preferences expired automatically on July 9, 2002 at midnight, at which date all shares automatically converted into ordinary, single-class shares, without any preferences or privileges.

6) On June 19, 2002, Telex-Chile's board of directors resolved to called a shareholders' meeting for the purpose of seeking authorization of a reverse stock split and certain related amendments to its by-laws, which are expected to conform to its capital structure following the conversion of its capital stock to a single class of shares. A special shareholders' meeting has been summoned for these purposes for July 17, 2002.